UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2006
Donegal Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: 717-426-1931
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At a special meeting of the board of directors of Donegal Group Inc. (“DGI”) held on December 18, 2006, DGI’s board of directors considered and approved the appointment of S. Trezevant Moore, Jr. as a member of the board of directors of DGI. Mr. Moore was appointed to serve as a Class C director.
     Mr. Moore has served since March 2005 as the president and chief operating officer of Luminent Mortgage Capital, Inc. (“Luminent”), a real estate investment trust whose shares are listed on the New York Stock Exchange, and has been a member of board of directors of Luminent since November 2005. Prior to joining Luminent, Mr. Moore was the executive vice president of capital markets for Radian Guaranty Inc. from February 2000 to February 2005. Prior to his service at Radian, Mr. Moore held several senior level positions in the mortgage industry, including First Union National Bank from 1997 to 2000, Nationsbanc Capital Markets from 1994 to 1997, Citicorp Securities from 1989 to 1994 and First Boston from 1984 to 1989.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On December 21, 2006, DGI’s board of directors amended DGI’s By-laws to provide for the issuance of shares of DGI’s Class A common stock and Class B common stock in uncertificated form. The board of directors adopted the amendment so that shares of DGI’s Class A common stock and Class B common stock will be eligible for the Direct Registration System, in which DGI is required to participate by January 1, 2008 under new rules adopted by the Nasdaq Stock Market.

Item 8.01.	Other Events.
     On December 21, 2006, DGI’s board of directors declared a regular quarterly cash dividend payable February 15, 2007 of $.0825 per share of Class A common stock and $.07 per share of Class B common stock to stockholders of record as of the close of business on February 1, 2007.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
3.2	By-laws, as amended.
99.1	Press release issued by Donegal Group Inc. dated December 22, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Senior Vice
President and Chief Financial Officer

Date: December 22, 2006

EXHIBIT INDEX

Exhibit No.	Description	Reference
3.2	By-laws, as amended.	Submitted herewith.
99.1	Press release issued by Donegal Group Inc. dated December 22, 2006	Submitted herewith.